SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 8, 2019, Parker H. “Pete” Petit, David J. Furstenberg and Shawn P. George publicized an article (the “Article”) to shareholders of MiMedx Group, Inc. through the website, MiMedxBoardProxy.com. A copy of the Article is attached herewith as Exhibit 1.

Exhibit 1

IMPORTANCE OF PROPOSALS #2 AND #3

The current Board of Directors is very “entrenched.”  They have done numerous things trying to disenfranchise the shareholders so they would not have to be held accountable for their actions and hold a shareholder meeting.  Those include not only fighting the dictates of the Florida court to hold shareholder meetings, but also passing new bylaws last fall that would make it very difficult for shareholders to conduct fair and reasonable business at the shareholder meetings.

We have taken the initiatives in this area so that shareholders can exercise their right to elect Board members promptly and that the bylaw changes that this entrenched Board enacted last fall cannot be further changed without shareholder approval prior to August 19, 2019 – our proposed date for the 2019 Annual Meeting.

The Board should have a respect for your rights as owners of the Company.  Unfortunately, this entrenched Board has never respected those rights.  In addition, they have made terrible business decisions since they took control of the Board in June of 2018.  There have been numerous communications which have highlighted their disastrous decisions.

The most important issue is that shareholders get a chance to vote on a slate of Board members who will respect shareholders rights.  Unfortunately, the agreement that the Company signed with Prescience did not go far enough in proving shareholders the assurances that you should have.  At this point, the new Board members will only have about 1/3 of the votes, and the Company can retain its current Board members and their newly selected members for an indefinite period of time.

It is our strong concern that, even with the agreement that has been signed with Prescience, the Board has numerous subtle ways to prevent further changes in their existing entrenched status.

Hopefully, you understand the unfairness that position represents to you, the shareholders and owners of the Company.  THEREFORE, PLEASE SERIOUSLY CONSIDER VOTING IN THE AFFIRMATIVE FOR PROPOSALS #2 AND #3 ON THE WHITE PROXY CARD OR THE BLUE PROXY CARD.  Subsequently, you can select Board members of your choice.

As previously stated in the Petit press releases, this unbelievably expensive investigative process has had numerous flaws where the accused have never been given “due process” as takes place in normal legal proceedings.  What all started as a CYA for the Audit Committee, morphed into a takeover of the Company by discharging management with secret trumped up charges last June.  We are just now beginning to understand how much that investigation cost our shareholders and in how bizarre a manner this investigation has been conducted.

Legend

Parker H. Petit (“Mr. Petit”), David J. Furstenberg, and Shawn P. George (collectively, the “Nominees” or the “Participants”) have filed a definitive proxy statement and supplements to the definitive proxy statement with the Securities and Exchange Commission (the “SEC”), along with an accompanying WHITE proxy card to be used in connection with the Participants’ solicitation of proxies from the shareholders of MiMedx Group, Inc. (the “Company”) for use at the Company’s 2018 annual meeting of shareholders. All shareholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and supplements and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/ and at www.MiMedxBoardProxy.com.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Mr. Petit with the SEC on May 28, 2019. This document can be obtained free of charge from the sources indicated above.